EXHIBIT 14.1

Compliance with Laws, Rules and Regulations (Including, Without Limitation, Insider Trading Laws); Cooperation with Investigations

It is the Company’s policy to cooperate with any governmental or regulatory authority in its conduct of any investigation or inquiry concerning the Company. All subpoenas, document or information requests and other inquiries received from any governmental authority should be immediately referred to the Company’s Legal Department. Each associate and officer is expected to cooperate fully with any request by the Legal Department or counsel for the Company for documentation or information (including any in electronic form and whether retained in personal or Company records or equipment) pertaining to any response by the Company for documents or information sought by any governmental authority. In addition, each associate and officer is expected to cooperate with any internal investigation or review conducted by or on behalf of the Company including the Board of Directors or any committee thereof.

Payments to Government Personnel

The Company strictly prohibits giving or promising, directly or indirectly, anything of value to any employee or official of a government (including state-owned companies) or a political party, candidate for office, or to any person performing public duties or state functions in order to obtain or retain business or to secure an improper advantage with respect to any aspect of the Company’s business. This restriction also applies to persons working for or on behalf of the Company, including agents, consultants, independent contractors or other representatives, none of whom may do indirectly on behalf of the Company what an employee of the Company could not do directly under this Code or applicable law, rules and regulations. Under the Foreign Corrupt Practices Act, improper payments are defined expansively to include gifts, entertainment and certain travel expenses. Although local law may permit gift-giving or the payment of entertainment expenses, the Company’s Legal Department must approve any such payments. While the anti-bribery laws permit in narrow circumstances small “facilitation” payments to expedite the routine performance of legitimate duties, this area is not always clear, and any such payments also must be discussed in advance with the Company’s Legal Department.